ICAP FUNDS, INC.

ARTICLES SUPPLEMENTARY

ICAP Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (“SDAT”) that:

FIRST:     Under powers contained in Article V, Section 5.4 of the charter of the Corporation (the “Charter”) and pursuant to Sections 2-105(a)(9) and 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by resolutions duly adopted at a meeting held on June 17-18, 2009, reclassified and designated fifty million (50,000,000) authorized but unissued shares of Common Stock, par value $0.01 per share, of the Corporation (“Common Stock”) into MainStay ICAP Select Equity Fund Class B shares.

SECOND:  The MainStay ICAP Select Equity Fund Class B shares as so classified and designated by the Board shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of shares of Common Stock as set forth in Article V, Section 5.5 of the Charter and in any other provisions of the Charter relating to stock of the Corporation generally.

THIRD:       Immediately after these Articles Supplementary are accepted for record by the SDAT, the total number of authorized shares of Common Stock will remain 900,000,000 with an aggregate par value of $9,000,000, and such shares are classified and designated as follows:

Name of Series	Name of Class	Authorized Shares
MainStay ICAP Equity Fund	Class A	50,000,000
(175,000,000 shares authorized)	Class C	10,000,000
	Class I	50,000,000
	Class R1	5,000,000
	Class R2	5,000,000
	Class R3	5,000,000
	Investor	50,000,000

MainStay ICAP Select Equity Fund	Class A	50,000,000
(300,000,000 shares authorized)	Class C	10,000,000
	Class B	50,000,000
	Class I	125,000,000
	Class R1	5,000,000
	Class R2	5,000,000
	Class R3	5,000,000
	Investor	50,000,000

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Name of Series	Name of Class	Authorized Shares
MainStay ICAP International Fund	Class A	50,000,000
(175,000,000 shares authorized)	Class C	10,000,000
	Class I	50,000,000
	Class R1	5,000,000
	Class R2	5,000,000
	Class R3	5,000,000
	Investor	50,000,000

MainStay ICAP Global Fund	Class A	50,000,000
(200,000,000 shares authorized)	Class C	10,000,000
	Class I	75,000,000
	Class R1	5,000,000
	Class R2	5,000,000
	Class R3	5,000,000
	Investor	50,000,000

Common Stock (without further classification)		50,000,000
TOTAL:		900,000,000

FOURTH:     The shares reclassified hereunder have been reclassified by the Board under the authority granted to it in the Charter.

FIFTH:           These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH:          The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 10th day of July, 2009.

ATTEST:	ICAP FUNDS, INC.

By: /s/ Marguerite E. H. Morrison	By: /s/ Stephen P. Fisher
Marguerite E. H. Morrison	Stephen P. Fisher
Secretary	President

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